Exhibit 99.1

Helen of Troy Limited Reports Second Quarter Fiscal 2018 Results

● Delivers Consolidated Net Sales Revenue Growth of 2.8%; Core Business growth of 2.7%

● Delivers GAAP Diluted Earnings Per Share (EPS) of $0.33; Non-GAAP Adjusted Diluted EPS of $1.65

● Updates Fiscal 2018 GAAP Diluted EPS Outlook to $4.01 to $4.34

● Reiterates non-GAAP Adjusted Diluted EPS Outlook of $6.50 to $6.90

● Updates Fiscal 2018 Outlook of Consolidated Net Sales of $1.560 to $1.585 billion; Growth of 1.5% to 3.1%

● Announces Project Refuel with Targeted Annualized Savings of $10 Million

El Paso, Texas, October 5, 2017 — Helen of Troy Limited (NASDAQ: HELE), designer, developer and worldwide marketer of consumer brand-name housewares, health and home, nutritional supplement and beauty products, today reported results for the three-month period ended August 31, 2017. Second quarter fiscal 2018 results include pre-tax non-cash asset impairment charges of $18.1 million and a $3.6 million charge related to the bankruptcy of Toys ”R” Us, with no comparable charges in the same period last year.

Executive Summary

•	Consolidated net sales revenue increase of 2.8%, including:
o	An increase in Leadership Brand net sales of approximately 5.9%
o	An increase in online channel net sales of approximately 17.9%
•

GAAP operating income of $20.1 million, or 5.3% of net sales, which includes $18.1 million in non-cash pre-tax asset impairment charges and a $3.6 million charge related to the bankruptcy of Toys ”R” Us, compared to $37.5 million, or 10.2% of net sales in the same period last year

•

Non-GAAP adjusted operating income growth of 7.7% to $51.5 million, or 13.6% of net sales, which excludes the impairment and bankruptcy charges mentioned above, compared to $47.9 million, or 13.0% of net sales in the same period last year

•	Effective tax rate of 45.3% compared to 15.9% in the same period of the prior year, driven by the tax impact of impairment charges
•	GAAP diluted EPS of $0.33, which includes $1.02 per share in impairment and bankruptcy charges mentioned above, compared to $1.00 in the same period last year
•	Non-GAAP adjusted diluted EPS growth of 26.0% to $1.65, compared to $1.31 in the same period last year

Julien R. Mininberg, Chief Executive Officer, stated: “We are pleased to deliver another solid quarter at Helen of Troy, highlighted by a 2.8% increase in total sales, driven primarily by new product introductions, online customer growth, incremental distribution, and growth in international sales. Importantly, we achieved growth of 5.9% in our Leadership Brand sales and a 17.9% increase in online sales. This growth, coupled with disciplined incremental investment spending, operating efficiency and lower tax expense led to an increase in adjusted diluted EPS of 26%. The quarter was again led by our Housewares segment, which grew sales 8.3%, followed by 2.4% growth in Health & Home. Beauty benefitted from new appliance introductions with segment net sales in line with the same period last year, and improved profitability driven by improved sales mix and operating efficiency. In Nutritional Supplements the sales decline moderated in the second quarter; however, we are not satisfied with the segment’s performance and continue to focus on improvement, while also pursuing strategic alternatives. In an effort to enhance the performance of our Nutritional Supplements and Beauty segments, we are initiating a restructuring plan we are calling Project Refuel. It focuses primarily on rightsizing the resources allocated to these businesses and improving the return on our investments. We are targeting annualized pre-tax savings of $10 million from Project Refuel once it is substantially implemented.”

Mr. Mininberg continued: “Looking more broadly, I am pleased with our progress in the first half of the year. During this period, we achieved total sales growth of 3.1% and an increase in our Leadership Brand net sales of 7.9%, most of which are growing share. In addition, sales to the online channel increased 23.0% and now represents 14.6% of our total sales. Adjusted diluted EPS grew 17% due primarily to disciplined incremental investment spending, operating efficiency, and lower tax expense. Our balance sheet is strong, with low leverage, which allows us to continue to pursue strategic acquisitions. For the year in total, we are reiterating our adjusted diluted EPS outlook despite the expectation of challenging conditions in the second half of the year. We now expect net sales revenue in the range of $1.560 to $1.585 billion, which reflects the substantial and continued uncertainty in the retail environment leading to changes in customer order patterns, much of which is driven by the impact of sweeping changes in consumer shopping preferences. Overall, we remain confident about our business and the choices we are making to position our company for continued long-term profitable growth through product innovation, increased operating efficiencies, and disciplined investments with a high return.”

	Three Months Ended August 31,
	Housewares	Health & Home	Nutritional Supplements	Beauty	Total
Fiscal 2017 sales revenue, net	$105,976	$144,453	$33,112	$84,629	$368,170
Core business	8,804	3,024	(1,855)	(177)	9,796
Impact of foreign currency	(60)	384	-	172	496
Change in sales revenue, net	8,744	3,408	(1,855)	(5)	10,292
Fiscal 2018 sales revenue, net	$114,720	$147,861	$31,257	$84,624	$378,462

Total net sales revenue growth	8.3%	2.4%	(5.6)%	0.0%	2.8%
Core business	8.3%	2.1%	(5.6)%	(0.2)%	2.7%
Impact of foreign currency	(0.1)%	0.3%	0.0%	0.2%	0.1%

Operating margin (GAAP)
Second quarter fiscal 2018	20.5%	5.2%	(64.9)%	10.8%	5.3%
Second quarter fiscal 2017	22.9%	6.5%	(3.7)%	6.0%	10.2%
Adjusted operating margin (non-GAAP)
Second quarter fiscal 2018	22.6%	9.6%	(0.4)%	13.5%	13.6%
Second quarter fiscal 2017	24.2%	9.7%	2.0%	9.0%	13.0%

Consolidated Operating Results - Second Quarter Fiscal 2018 Compared to Second Quarter Fiscal 2017

•

Consolidated net sales revenue increased 2.8% to $378.5 million compared to $368.2 million, which included an increase of 0.1% from foreign currency fluctuations. The net sales increase includes the contribution from new product introductions, online customer growth, incremental distribution, and growth in international sales, partially offset by a 5.6% decline in the Nutritional Supplements segment, which had unfavorable impact of 0.5% on consolidated sales growth, a decrease in the personal care category within Beauty, and the impact of lower store traffic and soft consumer spending at traditional brick and mortar retail.

•

Consolidated gross profit margin increased 0.1 percentage point to 44.4% compared to 44.3%. The increase in consolidated gross profit margin is primarily due to favorable product mix and growth in the Company’s Leadership Brands, partially offset by higher overall promotional spending with customers and the unfavorable impact that the revenue decline in Nutritional Supplements had on consolidated gross profit margin.

•

Consolidated SG&A increased by 0.2 percentage points to 34.3% of net sales compared to 34.1%. The increase is primarily due to a $3.6 million charge related to the bankruptcy of Toys ”R” Us, higher product liability expense and higher overall marketing, advertising and new product development expense in support of the Company’s Leadership Brands, partially offset by lower license royalty expense, lower incentive compensation expense, lower amortization expense, and improved distribution and logistics efficiency and lower outbound freight expense.

•

GAAP operating income was $20.1 million, or 5.3% of net sales, compared to $37.5 million, or 10.2% of net sales in the same period last year. Operating income includes pre-tax non-cash impairment charges of $18.1 million and a $3.6 million charge related to the bankruptcy of Toys ”R” Us, with no comparable charges in the same period last year. These items unfavorably impacted the year-over-year comparison of operating margin by 5.8 percentage points.

•

Income tax expense as a percentage of pretax income was 45.3%, compared to 15.9% for the same period last year, primarily due to the recognition of tax benefits from impairment charges over the course of the year in relation to pre-tax income as opposed to the periods in which the charges were incurred. The net effect of this treatment resulted in an additional tax expense of $6.5 million in the second quarter of fiscal 2018. For the six months ended August 31, 2017, the Company has recognized $6.4 million of the expected $19.9 million tax benefit from impairment charges. The remaining tax benefit of $13.5 million will be recognized in the third and fourth quarters of fiscal 2018 relative to pre-tax income each quarter. Income taxes for the three months ended August 31, 2017 also includes a tax benefit of $2.2 million related to the favorable resolution of an uncertain tax position. There were no comparable expenses or benefits in the same period last year.

•

Net income was $8.9 million, or $0.33 per diluted share on 27.4 million weighted average diluted shares outstanding, compared to $28.4 million, or $1.00 per diluted share on 28.2 million weighted average diluted shares outstanding. Net income for the three months ended August 31, 2017 includes an after-tax non-cash asset impairment charge of $24.6 million and a charge of $3.4 million related to the bankruptcy of Toys ”R” Us, with no comparable charges for the same period last year.

•

Adjusted EBITDA (EBITDA excluding non-cash asset impairment charges, the Toys ”R” Us bankruptcy charge, and non‐cash share based compensation, as applicable) was $55.9 million compared to $51.8 million.

On an adjusted basis for the second quarters of fiscal 2018 and 2017, excluding non-cash asset impairment charges, the Toys ”R” Us bankruptcy charge, non‐cash share based compensation, and non-cash amortization of intangible assets, as applicable:

•

Adjusted operating income was $51.5 million, or 13.6% of net sales, compared to $47.9 million, or 13.0% of net sales, primarily reflecting a higher mix of Leadership Brand sales at a higher operating margin, lower license royalty expense, lower incentive compensation expense, lower amortization expense, and improved distribution and logistics efficiency and lower outbound freight costs. These factors were partially offset by (i) lower operating leverage in the Nutritional Supplements segment; (ii) higher product liability expense; and, (iii) higher marketing, advertising and new product development expense in support of the Company’s Leadership Brands.

•

Adjusted income increased to $45.2 million, or $1.65 per diluted share, compared to $37.0 million, or $1.31 per diluted share, primarily reflecting the impact of higher adjusted operating income across all segments except for the Nutritional Supplements segment, and lower weighted average diluted shares outstanding year-over-year.

Segment Operating Results - Second Quarter Fiscal 2018 Compared to Second Quarter Fiscal 2017

Housewares core net sales increased by 8.3% reflecting an increase in online channel sales, incremental distribution with existing customers, expanded international and U.S. distribution, and new product introductions for both Hydro Flask and OXO brands. This growth includes the unfavorable impact of lower store traffic and soft consumer spending at traditional brick and mortar retail and the impact of slowing growth in the Outdoor sector. Net foreign currency fluctuations were immaterial to segment sales in the period. GAAP operating margin was 20.5% compared to 22.9%. Adjusted operating margin decreased 1.6 percentage points primarily due to higher marketing, advertising and new product development expense, partially offset by lower incentive compensation expense and the impact of increased operating leverage from net sales growth.

Health & Home net sales increased 2.4% reflecting growth in online channel sales, strong sales in certain seasonal categories, incremental distribution with existing customers, new product introductions, and growth in international sales. Segment net sales also benefitted from the favorable impact of net foreign currency fluctuations of approximately $0.3 million, or 0.3%. Segment net sales were partially offset by lower club sales and lower royalty revenue. GAAP operating margin was 5.2% compared to 6.5%. Adjusted operating margin decreased 0.1 percentage point reflecting an increase in marketing, advertising and new product development expense and an increase in product liability expense. These factors were partially offset by improved distribution and logistics efficiency and lower outbound freight costs, increased operating leverage from net sales growth, lower legal fee expense, and lower royalty expense.

Beauty core business net sales were unchanged at $84.6 million. Solid growth in both retail and professional appliance sales, particularly to online retail customers, was offset by declines in the personal care category due primarily to competitive conditions. Segment net sales benefitted from the favorable impact of net foreign currency fluctuations of approximately $0.2 million, or 0.2%. GAAP operating margin was 10.8% compared to 6.0%. Adjusted operating margin increased 4.5 percentage points reflecting the favorable impact of new product introductions in the appliance category, lower personnel expense, lower media advertising expense, and improved distribution and logistics efficiency and lower outbound freight costs. These factors were partially offset by the net sales decline in the personal care category and its unfavorable impact on sales mix and operating leverage. In an effort to enhance the segment’s performance, the Company plans to restructure the business as a part of Project Refuel. The restructuring will have a high concentration on the personal care business within Beauty. We expect 75% - 85% of the total targeted annualized savings of $10 million from Refuel to benefit the Beauty segment. We expect to incur restructuring charges as the plan is put into place.

Nutritional Supplements net sales decreased 5.6%, reflecting a decline in auto-delivery revenue resulting primarily from the transition to new order management and customer relationship management systems, partially offset by increases in direct mail and third-party retail sales. The segment’s operating loss was $20.3 million compared to an operating loss of $1.2 million in the same period last year. The Company recorded pre-tax non-cash asset impairment charges of $18.1 million with no comparable charges in the same period last year. Segment adjusted operating loss was $0.1 million compared to adjusted operating income of $0.7 million in the same period last year. The decrease in adjusted operating income is primarily due to the net sales decline and its unfavorable impact on operating leverage, and higher promotion, advertising and customer acquisition costs. These factors were partially offset by lower royalty expense and lower incentive compensation expense. The Company plans to restructure the business as part of Project Refuel in an effort to improve its performance. We expect 15% - 25% of the total targeted savings from Refuel to benefit Nutritional Supplements.We expect to incur restructuring charges as the plan is put into place. The Company continues to pursue strategic alternatives for this segment, which could include divestiture, further restructuring or realignment programs, and consolidation of operations and functions.

Balance Sheet Highlights - Second Quarter Fiscal 2018 Compared to Second Quarter Fiscal 2017

•	Cash and cash equivalents totaled $13.7 million, compared to $25.8 million
•	Total short- and long-term debt was $444.3 million, compared to $548.6 million, a net decrease of $104.3 million
•	Accounts receivable turnover was 55.7 days, compared to 54.8 days
•	Inventory was $325.6 million, compared to $317.5 million. Inventory turnover was 2.8 times compared to 2.7 times

Fiscal 2018 Annual Outlook

For fiscal 2018, the Company now expects consolidated net sales revenue in the range of $1.560 to $1.585 billion, which implies consolidated sales growth of 1.5% to 3.1%. The Company’s net sales outlook assumes that September 2017 foreign currency exchange rates will remain constant for the remainder of the fiscal year and that the severity of the cough/cold/flu season will be in line with long-term historical averages. Finally, the Company’s net sales outlook reflects the following expectations by segment:

•	Housewares net sales growth of 8% to 10%;
•	Health & Home net sales growth in the mid-single digits;
•	Beauty net sales decline in the mid-single digits; and
•	Nutritional Supplements net sales decline in the mid-single digits.

The Company’s  current Housewares outlook reflects management’s expectation that solid growth achieved in the first half of fiscal 2018 for both OXO and Hydro Flask will moderate in the second half of the fiscal year due to weakness at brick and mortar retail, slowing growth in the Outdoor sector and a difficult comparison from new product introductions and distribution gains in the same period last year.

The Company expects consolidated GAAP diluted EPS of $4.01 to $4.34 and adjusted diluted EPS (non-GAAP) in the range of $6.50 to $6.90, which excludes after-tax asset impairment charges, the Toys ”R” Us bankruptcy charge, share-based compensation expense and intangible asset amortization expense. The Company’s diluted EPS outlook assumes that September 2017 foreign currency exchange rates will remain constant for the remainder of the fiscal year.

Consistent with the Company’s strategies of investing in core business growth and consumer centric innovation, its outlook now includes approximately $0.40 to $0.50 per share year-over-year in incremental after-tax growth investments expanding digital marketing, advertising, new product development and e-commerce, primarily behind the Company’s Leadership Brands. The revised incremental spending plan partially reflects the effectiveness achieved from the Company’s spend in the first half of the year. It also includes a shift in the timing of some planned investment to the second half of the year. The diluted EPS outlook is based on an estimated weighted average diluted shares outstanding of 27.4 million.

As previously mentioned, the Company is initiating Project Refuel, which is targeted to achieve annualized pre-tax cost savings of $10.0 million once the plan is substantially implemented. The Company expects the plan to be completed in approximately 18 months, with the savings highly concentrated in fiscal 2019. The Company expects to incur restructuring charges related to this plan in the range of $4.0 million to $6.0 million over the course of the implementation period.

The Company now expects a reported effective tax rate range of (4.6)% to (2.6)%, and an adjusted effective tax rate range of 9.2% to 11.2%, which compares to the Company’s prior outlook of 10% to 12%, for the remainder of fiscal year 2018. The adjusted effective tax rate range excludes the impact of asset impairment charges on tax expense for the remainder of fiscal year 2018. Please refer to the schedule entitled “Effective Income Tax Rate and Adjusted Effective Income Tax Rate (Non-GAAP)” in the accompanying tables to this press release.

The likelihood and potential impact of any fiscal 2018 acquisitions and divestitures, future asset impairment charges, future foreign currency fluctuations, or further share repurchases are unknown and cannot be reasonably estimated; therefore, they are not included in the Company’s sales and earnings outlook.

Conference Call and Webcast

The Company will conduct a teleconference in conjunction with today’s earnings release. The teleconference begins at 4:45 p.m. Eastern Time today, Thursday, October 5, 2017. Institutional investors and analysts interested in participating in the call are invited to dial (888) 455-2263 approximately ten minutes prior to the start of the call. The conference call will also be webcast live at: www.hotus.com. A telephone replay of this call will be available at 7:45 p.m. Eastern Time on October 5, 2017 until 11:59 p.m. Eastern Time on October 12, 2017 and can be accessed by dialing (844) 512-2921 and entering replay pin number 8041398. A replay of the webcast will remain available on the website for 60 days.

Non-GAAP Financial Measures:

The Company reports and discusses its operating results using financial measures consistent with accounting principles generally accepted in the United States of America (“GAAP”). To supplement its presentation, the Company discloses certain financial measures that may be considered non-GAAP financial measures, such as Leadership Brand net sales, adjusted operating income, adjusted operating margin, adjusted effective tax rate, adjusted income, adjusted diluted EPS, EBITDA and adjusted EBITDA, which are presented in accompanying tables to this press release along with a reconciliation of these financial measures to their corresponding GAAP-based measures presented in the Company’s consolidated statements of income.

About Helen of Troy Limited:

Helen of Troy Limited (NASDAQ, NM: HELE) is a leading global consumer products company offering creative solutions for its customers through a strong portfolio of well-recognized and widely-trusted brands, including OXO®, Hydro Flask®, Vicks®, Braun®, Honeywell®, PUR®, Febreze®, Revlon®, Pro Beauty Tools®, Sure®, Pert®, Infusium23®, Brut®, Ammens®, Hot Tools®, Bed Head®, Dr. Sinatra®, Dr. David Williams, and Dr. Whitaker®. All trademarks herein belong to Helen of Troy Limited (or its affiliates) and/or are used under license from their respective licensors.

For more information about Helen of Troy, please visit www.hotus.com.

Forward Looking Statements:

Certain written and oral statements made by our Company and subsidiaries of our Company may constitute “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. This includes statements made in this press release. Generally, the words “anticipates”,  “believes”,  “expects”,  “plans”,  “may”,  “will”,  “should”,  “seeks”,  “estimates”,  “project”,  “predict”,  “potential”,  “continue”,  “intends”, and other similar words identify forward-looking statements. All statements that address operating results, events or developments that we expect or anticipate will occur in the future, including statements related to sales, earnings per share results, and statements expressing general expectations about future operating results, are forward-looking statements and are based upon our current expectations and various assumptions. We believe there is a reasonable basis for our expectations and assumptions, but there can be no assurance that we will realize our expectations or that our assumptions will prove correct. Forward-looking statements are subject to risks that could cause them to differ materially from actual results. Accordingly, we caution readers not to place undue reliance on forward-looking statements. The forward-looking statements contained in this press release should be read in conjunction with, and are subject to and qualified by, the risks described in the Company’s Form 10-K for the year ended February 28, 2017 and in our other filings with the SEC. Investors are urged to refer to the risk factors referred to above for a description of these risks. Such risks include, among others, our ability to deliver products to our customers in a timely manner and according to their fulfillment standards, the costs of complying with the business demands and requirements of large sophisticated customers, our relationships with key customers and licensors, our dependence on the strength of retail economies and vulnerabilities to any prolonged economic downturn, our dependence on sales to several large customers and the risks associated with any loss or substantial decline in sales to top customers, expectations regarding any proposed restructurings, our recent and future acquisitions or divestitures, including our ability to realize anticipated cost savings, synergies and other benefits along with our ability to effectively integrate acquired businesses or separate divested businesses, circumstances which may contribute to future impairment of goodwill, intangible or other long-lived assets, the retention and recruitment of key personnel, foreign currency exchange rate fluctuations, disruptions in U.S., U.K., Euro zone, and other international credit markets, risks associated with weather conditions, the duration and severity of the cold and flu season and other related factors, our dependence on foreign sources of supply and foreign manufacturing, and associated operational risks including, but not limited to, long lead times, consistent local labor availability and capacity, and timely availability of sufficient shipping carrier capacity, risks to the Nutritional Supplements segment associated with the availability, purity and integrity of materials used in the manufacture of vitamins, minerals and supplements, the impact of changing costs of raw materials, labor and energy on cost of goods sold and certain operating expenses, the geographic concentration and peak season capacity of certain U.S. distribution facilities increases our exposure to significant shipping disruptions and added shipping and storage costs, our projections of product demand, sales and net income are highly subjective in nature and future sales and net income could vary in a material amount from such projections, the risks associated with the use of trademarks licensed from and to third parties, our ability to develop and introduce a continuing stream of new products to meet changing consumer preferences, increased product liability and reputational risks associated with the formulation and distribution of vitamins, minerals and supplements, the risks associated with potential adverse publicity and negative public perception regarding the use of vitamins, minerals and supplements, trade barriers, exchange controls, expropriations, and other risks associated with U.S. and foreign operations, the risks to our liquidity as a result of changes to capital market conditions and other constraints or events that impose constraints on our cash resources and ability to operate our business, the costs, complexity and challenges of upgrading and managing our global information systems, the risks associated with information security breaches, the increased complexity of compliance with new government regulations covering vitamins, minerals and supplements, the risks associated with product recalls, product liability, other claims, and related litigation against us, the risks associated with accounting for tax positions, tax audits and related disputes with taxing authorities, the risks of potential changes in laws in the U.S. or abroad, including tax laws, regulations or treaties, employment and health insurance laws and regulations, and laws relating to environmental policy, financial regulation, transportation policy and infrastructure policy along with the costs and complexities of compliance with such laws, and our ability to continue to avoid classification as a controlled foreign corporation. We undertake no obligation to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.

Investor Contact:

Helen of Troy Limited

Anne Rakunas, Director, External Communications

(915) 225-4841

ICR, Inc.

Allison Malkin, Sr. Managing Director

(203) 682-8200

HELEN OF TROY LIMITED AND SUBSIDIARIES

Consolidated Condensed Statements of Income

(Unaudited)

(in thousands, except per share data)

	Three Months Ended August 31,
	2017		2016
Sales revenue, net	$378,462	100.0%	$368,170	100.0%
Cost of goods sold	210,529	55.6%	205,202	55.7%
Gross profit	167,933	44.4%	162,968	44.3%

Selling, general, and administrative expense (“SG&A”)	129,755	34.3%	125,481	34.1%
Asset impairment charges	18,070	4.8%	-	-%
Operating income	20,108	5.3%	37,487	10.2%

Nonoperating income, net	81	-%	88	-%
Interest expense	(3,869)	(1.0)%	(3,866)	(1.1)%
Income before income taxes	16,320	4.3%	33,709	9.2%

Income tax expense	7,387	2.0%	5,354	1.5%
Net income	$8,933	2.4%	$28,355	7.7%

Diluted EPS	$0.33		$1.00

Weighted average shares of common stock used in computing diluted EPS	27,401		28,224

	Six Months Ended August 31,
	2017		2016
Sales revenue, net	$738,067	100.0%	$716,108	100.0%
Cost of goods sold	413,685	56.0%	400,713	56.0%
Gross profit	324,382	44.0%	315,395	44.0%

Selling, general, and administrative expense (“SG&A”)	253,438	34.3%	247,610	34.6%
Asset impairment charges	54,070	7.3%	7,400	1.0%
Operating income	16,874	2.3%	60,385	8.4%

Nonoperating income, net	247	-%	237	-%
Interest expense	(7,708)	(1.0)%	(7,517)	(1.0)%
Income before income taxes	9,413	1.3%	53,105	7.4%

Income tax expense (benefit)	(5,388)	(0.7)%	5,724	0.8%
Net income	$14,801	2.0%	$47,381	6.6%

Diluted EPS	$0.54		$1.68

Weighted average shares of common stock used in computing diluted EPS	27,323		28,185

HELEN OF TROY LIMITED AND SUBSIDIARIES

Net Sales Revenue by Segment
(Unaudited)
(in thousands)

	Three Months Ended August 31,				% of Sales Revenue, net
	2017	2016	$ Change	% Change	2017	2016
Sales revenue by segment, net
Housewares	$114,720	$105,976	$8,744	8.3%	30.3%	28.8%
Health & Home	147,861	144,453	3,408	2.4%	39.1%	39.2%
Nutritional Supplements	31,257	33,112	(1,855)	(5.6)%	8.3%	9.0%
Beauty	84,624	84,629	(5)	(0.0)%	22.4%	23.0%
Total sales revenue, net	$378,462	$368,170	$10,292	2.8%	100.0%	100.0%

	Six Months Ended August 31,				% of Sales Revenue, net
	2017 (a)	2016	$ Change	% Change	2017	2016
Sales revenue by segment, net
Housewares	$213,148	$190,579	$22,569	11.8%	28.9%	26.6%
Health & Home	298,127	290,808	7,319	2.5%	40.4%	40.6%
Nutritional Supplements	62,876	69,052	(6,176)	(8.9)%	8.5%	9.6%
Beauty	163,916	165,669	(1,753)	(1.1)%	22.2%	23.1%
Total sales revenue, net	$738,067	$716,108	$21,959	3.1%	100.0%	100.0%

(a) Includes approximately one-half month of incremental operating results from Hydro Flask, which was acquired on March 18, 2016.

HELEN OF TROY LIMITED AND SUBSIDIARIES

Leadership Brand Net Sales Revenue (1)

(Unaudited)
(in thousands)

	Three Months Ended August 31,		Six Months Ended August 31,
	2017	2016	2017	2016
Leadership Brand sales revenue, net (b)	$266,575	$251,829	$513,285	$475,668
All other sales revenue, net	111,887	116,341	224,782	240,440
Total sales revenue, net	$378,462	$368,170	$738,067	$716,108

(b) Leadership Brand net sales consists of revenue from the OXO, Honeywell, Braun, PUR, Hydro Flask, Vicks, and Hot Tools brands.

HELEN OF TROY LIMITED AND SUBSIDIARIES

Consolidated and Segment Net Sales, Operating Margin and Adjusted Operating Margin (non-GAAP)

(Unaudited)

(in thousands)

	Three Months Ended August 31,
	Housewares	Health & Home	Nutritional Supplements	Beauty	Total
Fiscal 2017 sales revenue, net	$105,976	$144,453	$33,112	$84,629	$368,170
Core business	8,804	3,024	(1,855)	(177)	9,796
Impact of foreign currency	(60)	384	-	172	496
Change in sales revenue, net	8,744	3,408	(1,855)	(5)	10,292
Fiscal 2018 sales revenue, net	$114,720	$147,861	$31,257	$84,624	$378,462

Total net sales revenue growth	8.3%	2.4%	(5.6)%	(0.0)%	2.8%
Core business	8.3%	2.1%	(5.6)%	(0.2)%	2.7%
Impact of foreign currency	(0.1)%	0.3%	0.0%	0.2%	0.1%

Operating margin (GAAP)
Second quarter fiscal 2018	20.5%	5.2%	(64.9)%	10.8%	5.3%
Second quarter fiscal 2017	22.9%	6.5%	(3.7)%	6.0%	10.2%
Adjusted operating margin (non-GAAP)
Second quarter fiscal 2018	22.6%	9.6%	(0.4)%	13.5%	13.6%
Second quarter fiscal 2017	24.2%	9.7%	2.0%	9.0%	13.0%

	Six Months Ended August 31,
	Housewares	Health & Home	Nutritional Supplements	Beauty	Total
Fiscal 2017 sales revenue, net	$190,579	$290,808	$69,052	$165,669	$716,108
Core business	16,969	8,041	(6,176)	(1,294)	17,540
Impact of foreign currency	(548)	(722)	-	(459)	(1,729)
Acquisitions (a)	6,148	-	-	-	6,148
Change in sales revenue, net	22,569	7,319	(6,176)	(1,753)	21,959
Fiscal 2018 sales revenue, net	$213,148	$298,127	$62,876	$163,916	$738,067

Total net sales revenue growth	11.8%	2.5%	(8.9)%	(1.1)%	3.1%
Core business	8.9%	2.8%	(8.9)%	(0.8)%	2.4%
Impact of foreign currency	(0.3)%	(0.2)%	0.0%	(0.3)%	(0.2)%
Acquisitions	3.2%	0.0%	0.0%	0.0%	0.9%

Operating Margin (GAAP)
Year-to-Date Fiscal 2018	19.5%	7.5%	(87.3)%	4.8%	2.3%
Year-to-Date Fiscal 2017	20.8%	6.5%	(9.4)%	4.9%	8.4%
Adjusted Operating Margin (non-GAAP)
Year-to-Date Fiscal 2018	21.5%	11.0%	(1.1)%	10.0%	12.8%
Year-to-Date Fiscal 2017	22.5%	10.5%	4.4%	9.8%	12.9%

(a) Includes approximately one-half month of incremental operating results from Hydro Flask, which was acquired on March 18, 2016.

HELEN OF TROY LIMITED AND SUBSIDIARIES

Selected Consolidated Balance Sheet, Cash Flow and Liquidity Information

(Unaudited)

(in thousands)

	August 31,
	2017	2016
Balance Sheet:
Cash and cash equivalents	$13,720	$25,809
Receivables, net	238,421	222,909
Inventory, net	325,562	317,497
Total assets, current	592,702	580,317
Total assets	1,798,487	1,855,515
Total liabilities, current	312,781	296,359
Total long-term liabilities	448,367	567,345
Total debt	444,266	548,562
Stockholders’ equity	1,037,339	991,811

Liquidity:
Working capital	$279,921	$283,958

	Six Months Ended August 31,
	2017	2016
Cash Flow:
Depreciation and amortization	$21,602	$22,098
Net cash provided by operating activities	49,999	85,681
Capital and intangible asset expenditures	16,814	10,215
Payments to acquire businesses, net of cash received	-	209,258
Net amounts repaid	42,000	71,900

SELECTED OTHER DATA

Reconciliation of Non-GAAP Financial Measures – GAAP Operating Income (Loss)
 to Adjusted Operating Income (Loss) (non-GAAP) (1)

(Unaudited)

(in thousands)

	Three Months Ended August 31, 2017
	Housewares		Health & Home		Nutritional Supplements		Beauty		Total
Operating income (loss), as reported (GAAP)	$23,513	20.5%	$7,730	5.2%	$(20,293)	(64.9)%	$9,158	10.8%	$20,108	5.3%
Asset impairment charges (2)	-	-%	-	-%	18,070	57.8%	-	-%	18,070	4.8%
TRU bankruptcy charge (4)	956	0.8%	2,640	1.8%	-	-%	-	-%	3,596	1.0%
Subtotal	24,469	21.3%	10,370	7.0%	(2,223)	(7.1)%	9,158	10.8%	41,774	11.0%
Amortization of intangible assets (5)	485	0.4%	2,790	1.9%	1,772	5.7%	1,416	1.7%	6,463	1.7%
Non-cash share-based compensation (6)	1,028	0.9%	1,080	0.7%	332	1.1%	848	1.0%	3,288	0.9%
Adjusted operating income (loss) (non-GAAP)	$25,982	22.6%	$14,240	9.6%	$(119)	(0.4)%	$11,422	13.5%	$51,525	13.6%

	Three Months Ended August 31, 2016
	Housewares		Health & Home		Nutritional Supplements		Beauty		Total
Operating income (loss), as reported (GAAP)	$24,233	22.9%	$9,397	6.5%	$(1,229)	(3.7)%	$5,086	6.0%	$37,487	10.2%
Asset impairment charges (2)	-	-%	-	-%	-	-%	-	-%	-	-%
TRU bankruptcy charge (4)	-	-%	-	-%	-	-%	-	-%	-	-%
Subtotal	24,233	22.9%	9,397	6.5%	(1,229)	(3.7)%	5,086	6.0%	37,487	10.2%
Amortization of intangible assets (5)	671	0.6%	3,542	2.5%	1,571	4.7%	1,438	1.7%	7,222	2.0%
Non-cash share-based compensation (6)	705	0.7%	1,005	0.7%	333	1.0%	1,101	1.3%	3,144	0.9%
Adjusted operating income (non-GAAP)	$25,609	24.2%	$13,944	9.7%	$675	2.0%	$7,625	9.0%	$47,853	13.0%

	Six Months Ended August 31, 2017
	Housewares (a)		Health & Home		Nutritional Supplements		Beauty		Total
Operating income (loss), as reported (GAAP)	$41,619	19.5%	$22,290	7.5%	$(54,892)	(87.3)%	$7,857	4.8%	$16,874	2.3%
Asset impairment charges (2)	-	-%	-	-%	50,070	79.6%	4,000	2.4%	54,070	7.3%
TRU bankruptcy charge (4)	956	0.4%	2,640	0.9%	-	-%	-	-%	3,596	0.5%
Subtotal	42,575	20.0%	24,930	8.4%	(4,822)	(7.7)%	11,857	7.2%	74,540	10.1%
Amortization of intangible assets (5)	1,129	0.5%	5,576	1.9%	3,610	5.7%	2,833	1.7%	13,148	1.8%
Non-cash share-based compensation (6)	2,052	1.0%	2,160	0.7%	513	0.8%	1,754	1.1%	6,479	0.9%
Adjusted operating income (loss) (non-GAAP)	$45,756	21.5%	$32,666	11.0%	$(699)	(1.1)%	$16,444	10.0%	$94,167	12.8%

	Six Months Ended August 31, 2016
	Housewares		Health & Home		Nutritional Supplements		Beauty		Total
Operating income (loss), as reported (GAAP)	$39,733	20.8%	$19,001	6.5%	$(6,501)	(9.4)%	$8,152	4.9%	$60,385	8.4%
Asset impairment charges (2)	-	-%	-	-%	5,000	7.2%	2,400	1.4%	7,400	1.0%
Patent litigation charge (3)	-	-%	1,468	0.5%	-	-%	-	-%	1,468	0.2%
Subtotal	39,733	20.8%	20,469	7.0%	(1,501)	(2.2)%	10,552	6.4%	69,253	9.7%
Amortization of intangible assets (5)	1,328	0.7%	7,080	2.4%	3,142	4.6%	2,876	1.7%	14,426	2.0%
Non-cash share-based compensation (6)	1,733	0.9%	2,915	1.0%	1,365	2.0%	2,745	1.7%	8,758	1.2%
Adjusted operating income (non-GAAP)	$42,794	22.5%	$30,464	10.5%	$3,006	4.4%	$16,173	9.8%	$92,437	12.9%

(a) Includes approximately one-half month of incremental operating results from Hydro Flask, which was acquired on March 18, 2016.

SELECTED OTHER DATA

Reconciliation of Non-GAAP Financial Measures - EBITDA
(Earnings Before Interest, Taxes, Depreciation and Amortization) and Adjusted EBITDA (1)

(Unaudited)

(in thousands)

	Three Months Ended August 31,		Six Months Ended August 31,
	2017	2016	2017	2016
Net income (GAAP)	$8,933	$28,355	$14,801	$47,381

Interest expense, net	3,831	3,840	7,617	7,448

Income tax expense (benefit)	7,387	5,354	(5,388)	5,724

Depreciation and amortization, excluding amortized interest	10,805	11,142	21,602	22,098

EBITDA (non-GAAP)	30,956	48,691	38,632	82,651

Add: Non-cash asset impairment charges (2)	18,070	-	54,070	7,400

TRU bankruptcy charge (4)	3,596	-	3,596	-

Patent litigation charge (3)	-	-	-	1,468

Non-cash share-based compensation (6)	3,288	3,144	6,479	8,758

Adjusted EBITDA (non-GAAP)	$55,910	$51,835	$102,777	$100,277

SELECTED OTHER DATA

Reconciliation of Non-GAAP Financial Measures - EBITDA
(Earnings Before Interest, Taxes, Depreciation and Amortization) and Adjusted EBITDA by Segment (1)

(Unaudited)

(in thousands)

	Three Months Ended August 31, 2017
	Housewares	Health & Home	Nutritional Supplements	Beauty	Total
Operating Income (loss) (GAAP)	$23,513	$7,730	$(20,293)	$9,158	$20,108
Depreciation and amortization, excluding amortized interest	1,419	4,183	2,390	2,813	10,805
Nonoperating income, net	-	-	-	43	43
EBITDA (non-GAAP)	24,932	11,913	(17,903)	12,014	30,956
Add: Non-cash asset impairment charges (2)	-	-	18,070	-	18,070
TRU bankruptcy charge (4)	956	2,640	-	-	3,596
Non-cash share-based compensation (6)	1,028	1,080	332	848	3,288
Adjusted EBITDA (non-GAAP)	$26,916	$15,633	$499	$12,862	$55,910

	Three Months Ended August 31, 2016
	Housewares	Health & Home	Nutritional Supplements	Beauty	Total
Operating Income (loss) (GAAP)	$24,233	$9,397	$(1,229)	$5,086	$37,487
Depreciation and amortization, excluding amortized interest	1,442	5,284	2,174	2,242	11,142
Nonoperating income, net	-	-	-	62	62
EBITDA (non-GAAP)	25,675	14,681	945	7,390	48,691
Add: Non-cash share-based compensation (6)	705	1,005	333	1,101	3,144
Adjusted EBITDA (non-GAAP)	$26,380	$15,686	$1,278	$8,491	$51,835

	Six Months Ended August 31, 2017
	Housewares	Health & Home	Nutritional Supplements	Beauty	Total
Operating income (loss) (GAAP)	$41,619	$22,290	$(54,892)	$7,857	$16,874
Depreciation and amortization, excluding amortized interest	2,846	8,321	4,846	5,589	21,602
Nonoperating income, net	-	-	-	156	156
EBITDA (non-GAAP)	44,465	30,611	(50,046)	13,602	38,632
Add: Non-cash asset impairment charges (2)	-	-	50,070	4,000	54,070
TRU bankruptcy charge (4)	956	2,640	-	-	3,596
Non-cash asset share-based compensation (6)	2,052	2,160	513	1,754	6,479
Adjusted EBITDA (non-GAAP)	$47,473	$35,411	$537	$19,356	$102,777

	Six Months Ended August 31, 2016
	Housewares	Health & Home	Nutritional Supplements	Beauty	Total
Operating income (loss) (GAAP)	$39,733	$19,001	$(6,501)	$8,152	$60,385
Depreciation and amortization, excluding amortized interest	2,771	10,517	4,134	4,676	22,098
Nonoperating income, net	-	-	-	168	168
EBITDA (non-GAAP)	42,504	29,518	(2,367)	12,996	82,651
Add: Non-cash asset impairment charges (2)	-	-	5,000	2,400	7,400
Patent litigation charge (3)	-	1,468	-	-	1,468
Non-cash asset share-based compensation (6)	1,733	2,915	1,365	2,745	8,758
Adjusted EBITDA (non-GAAP)	$44,237	$33,901	$3,998	$18,141	$100,277

SELECTED OTHER DATA

Effective Tax Rate and Adjusted Effective Tax Rate (Non-GAAP) (1) (7)

(Unaudited)

		Outlook for the			Outlook for
	Six Months Ended	Balance of the Fiscal			Fiscal Year
	August 31, 2017	Year (Six Months)			2018
Effective tax rate, as reported	(57.2)%	(4.6)%	-	(2.6)%	(9.2)%	-	(8.0)%

Asset impairment charges	58.8%	13.8%	-	13.8%	15.4%	-	15.4%

TRU Bankruptcy charge	0.2%	0.0%	-	0.0%	0.0%	-	0.0%

Adjusted effective tax rate (Non-GAAP)	1.8%	9.2%	-	11.2%	6.2%	-	7.4%

HELEN OF TROY LIMITED AND SUBSIDIARIES

Reconciliation of GAAP Net Income and Earnings Per Share (EPS) to Adjusted Income and Adjusted EPS (non-GAAP)  (1)  (7)

(Unaudited)

(dollars in thousands, except per share data)

	Three Months Ended August 31,		Basic EPS		Diluted EPS
	2017	2016	2017	2016	2017	2016
Net income as reported (GAAP)	$8,933	$28,355	$0.33	$1.02	$0.33	$1.00
Asset impairment charges, net of tax (2)	24,559	-	0.90	-	0.90	-
TRU bankruptcy charge (4)	3,392	-	0.12	-	0.12	-
Subtotal	36,884	28,355	1.35	1.02	1.35	1.00
Amortization of intangible assets, net of tax (5)	5,607	6,228	0.21	0.22	0.20	0.22
Non-cash share-based compensation, net of tax (6)	2,698	2,451	0.10	0.09	0.10	0.09
Adjusted income (non-GAAP)	$45,189	$37,034	$1.66	$1.33	$1.65	$1.31

Weighted average shares of common stock used in
computing basic and diluted EPS			27,232	27,845	27,401	28,224

	Six Months Ended August 31,		Basic EPS		Diluted EPS
	2017	2016	2017	2016	2017	2016
Net income as reported (GAAP)	$14,801	$47,381	$0.55	$1.70	$0.54	$1.68
Asset impairment charges, net of tax (2)	47,687	5,097	1.76	0.18	1.75	0.18
Patent litigation charge, net of tax (3)	-	1,464	-	0.05	-	0.05
TRU bankruptcy charge (4)	3,392	-	0.12	-	0.12	-
Subtotal	65,880	53,942	2.43	1.94	2.41	1.91
Amortization of intangible assets, net of tax (5)	11,376	12,430	0.42	0.45	0.42	0.44
Non-cash share-based compensation, net of tax (6)	5,398	6,544	0.20	0.24	0.20	0.23
Adjusted income (non-GAAP)	$82,654	$72,916	$3.04	$2.62	$3.03	$2.59

Weighted average shares of common stock used in
computing basic and diluted EPS			27,154	27,809	27,323	28,185

HELEN OF TROY LIMITED AND SUBSIDIARIES

Reconciliation of Fiscal Year 2018 Outlook for GAAP Diluted EPS

to Adjusted Diluted EPS (non-GAAP) (1) (7)  (8)

(Unaudited)

	Fiscal Year Ended February 28, 2018
	Six Months Ended August 31, 2017	Outlook for the Balance of the Fiscal Year (Six Months)			Outlook for the Fiscal Year (Twelve Months)
Diluted EPS, as reported (GAAP)	$0.54	$3.47	-	$3.80	$4.01	-	$4.34
Asset impairment charges, net of tax (2)	1.75	(0.50)	-	(0.50)	1.25	-	1.25
TRU bankruptcy charge (4)	0.12	-	-	-	0.12	-	0.12
Subtotal	2.41	2.97	-	3.30	5.38	-	5.71
Amortization of intangible assets, net of tax (5)	0.42	0.37	-	0.39	0.79	-	0.81
Non-cash share-based compensation, net of tax (6)	0.20	0.13	-	0.18	0.33	-	0.38
Adjusted diluted EPS (non-GAAP)	$3.03	$3.47	-	$3.87	$6.50	-	$6.90

HELEN OF TROY LIMITED AND SUBSIDIARIES

Notes to Press Release

(1)

This press release contains non-GAAP financial measures. Leadership Brand net sales revenue, adjusted operating income, adjusted operating margin, adjusted effective tax rate, adjusted income, adjusted diluted EPS, EBITDA, and adjusted EBITDA (“Non-GAAP measures”) that are discussed in the accompanying press release or in the preceding tables may be considered non-GAAP financial information as contemplated by SEC Regulation G, Rule 100. Accordingly, we are providing the preceding tables that reconcile these measures to their corresponding GAAP-based measures presented in our Consolidated Condensed Statements of Income in the accompanying tables to the press release. The Company believes that these non-GAAP measures provide useful information to management and investors regarding financial and business trends relating to its financial condition and results of operations. We believe that these non-GAAP financial measures, in combination with the Company’s financial results calculated in accordance with GAAP, provide investors with additional perspective regarding the impact of such charges on net income and earnings per share. We also believe that these non-GAAP measures facilitate a more direct comparison of the Company’s performance with its competitors. We further believe that including the excluded charges would not accurately reflect the underlying performance of the Company’s continuing operations for the period in which the charges are incurred, even though such charges may be incurred and reflected in the Company’s GAAP financial results in the near future. Additionally, the non-GAAP financial measures are used by management for measuring and evaluating the Company’s performance.  The Company further believes that the items excluded from certain non-GAAP measures do not accurately reflect the underlying performance of its continuing operations for the periods in which they are incurred, even though some of these excluded items may be incurred and reflected in the Company’s GAAP financial results in the foreseeable future. The material limitation associated with the use of the non-GAAP financial measures is that the non-GAAP measures do not reflect the full economic impact of the Company’s activities. These non-GAAP measures are not prepared in accordance with GAAP, are not an alternative to GAAP financial information, and may be calculated differently than non-GAAP financial information disclosed by other companies. Accordingly, undue reliance should not be placed on non-GAAP information.

(2)

Non-cash asset impairment charges of $18.1 million ($24.6 million after tax) for the three months ended August 31, 2017, and $54.1 million ($47.7 million after tax) and $7.4 million ($5.1 million after tax) for the six months ended August 31, 2017 and 2016, respectively.

(3)	Adjustments consist of patent litigation charges of $1.5 million (before and after tax) recorded during the six months ended August 31, 2016.
(4)	A $3.6 million charge ($3.4 million after tax) related to the Toys ”R” Us, Inc. (“TRU”) bankruptcy for both the three and six months ended August 31, 2017.
(5)

Amortization of intangible assets of $6.5 million ($5.6 million after tax) and $7.2 million ($6.2 million after tax), for the three months ended August 31, 2017 and 2016, respectively, and $13.1 million ($11.4 million after tax) and $14.4 million ($12.4 million after tax), for the six months ended August 31, 2017 and 2016,  respectively.

(6)

Non-cash share-based compensation expense of $3.3 million ($2.7 million after tax) and $3.1 million ($2.5 million after tax) for the three months ended August 31, 2017 and 2016, respectively, and $6.5 million ($5.4 million after tax) and $8.8 million ($6.5 million after tax) for the six months ended August 31, 2017 and 2016, respectively.

(7)	Total tax effects of adjustments described in Notes 2 through 6, for each of the periods presented:

	Three Months Ended August 31,		Six Months Ended August 31,
(In thousands)	2017	2016	2017	2016
Asset impairment charges (2)	$6,489	$-	(6,383)	(2,303)
Patent litigation charge (3)	-	-	-	(4)
TRU bankruptcy charge (4)	(204)	-	(204)	-
Amortization of intangible assets (5)	(856)	(994)	(1,772)	(1,996)
Non-cash share-based compensation (6)	(590)	(693)	(1,081)	(2,214)
Total	$4,839	$(1,687)	$(9,440)	$(6,517)
(8)	The diluted EPS outlook is based on an estimated weighted average shares outstanding of 27.4 million for fiscal year 2018.